Exhibit (N)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 for Voya Enhanced Securitized Income Fund under the Securities Act of 1933, as amended and Amendment No. 4 under the Investment Company Act of 1940, as amended.

/s/ Ropes & Gray LLP Ropes & Gray LLP

Boston, MA

June 10, 2025